Continental Building Products Reports First Quarter 2019 Results
Herndon, Virginia, May 2, 2019. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the first quarter ended March 31, 2019.
Highlights of First Quarter 2019 as Compared to First Quarter 2018

•	Net sales increased 4.5% to $122.0 million

•	Wallboard sales volumes increased 5.5% to 649 million square feet

•	Net income increased 16.7% to $15.9 million; adjusted net income[1] increased 8.1% to $14.8 million from $13.6 million

•	Earnings per share increased 25.0% to $0.45; adjusted earnings per share[1] increased 16.7% to $0.42

•	Adjusted EBITDA[1] increased 2.5% to $32.1 million

•	Deployed $5.6 million in capital investments, excluding $1.8 million incurred as a result of the Buchanan outage, and $5.0 million to repurchase 191,907 shares of common stock

•
As previously disclosed, the Company resumed operations at its Buchanan, New York plant on March 15, 2019, following a significant equipment malfunction on January 24, 2019 which resulted in a temporary outage of the plant

"We overcame the outage at our Buchanan facility to deliver another quarter of strong performances," stated Jay Bachmann, President and Chief Executive Officer. "Our associates worked safely and tirelessly to restart the Buchanan facility and increase production at our other plants to service our customers. I want to thank all of our associates for their hard work and dedication and express my thanks to our customers for their understanding."
Mr. Bachmann further stated, "Through this experience, we proved the resilience of our team to produce double digit growth in earnings per share and kept our focus on Bison Way lean initiatives to further improve our business. As we look at the rest of 2019, we remain focused on deploying our strong cash flow to improve our operations and cost position through investments in high-return capital projects while continuing to repurchase shares as a key avenue to return value to shareholders."
First Quarter 2019 Results vs. First Quarter 2018
Net sales were up 4.5% to $122.0 million for the first quarter 2019, compared to $116.8 million in the prior year quarter. Wallboard sales volumes increased 5.5% to 649 million square feet (MMSF) for the first quarter 2019, compared to 615 MMSF in the prior year quarter with strong demand overcoming the adverse impact of the Buchanan outage. Partially offsetting the increased volumes was a 1.4% decrease in the average mill net price compared to the prior year quarter.
Operating income was up 11.3% to $23.1 million for the first quarter 2019, which included a $1.5 million gain from insurance recoveries related to Buchanan, compared to $20.8 million in the prior year quarter. SG&A expense was $9.7 million compared to $9.4 million in the prior year quarter, or 7.9% of net sales compared to 8.1% in the prior year quarter.
Net interest expense decreased 8.4% to $2.5 million, compared to $2.7 million in the prior year quarter, reflecting higher investment income and capitalized interest, along with the benefits of lower spreads obtained on the term debt, partially offset by the rise in LIBOR.
Net income for the first quarter 2019 increased 16.7% to $15.9 million, or $0.45 per share, compared to $13.6 million, or $0.36 per share, in the prior year quarter. Adjusted net income1, which excludes the net gain from insurance recoveries increased $1.1 million, or 8.1%, to $14.8 million compared to $13.6 million, and adjusted earnings per share1 increased 16.7%

to $0.42 per share compared to $0.36 per share. The $1.1 million increase in adjusted net income1 was primarily a result of the increase in net sales.
Adjusted EBITDA1, which excludes the net gain from insurance recoveries, increased $0.8 million, or 2.5% to $32.1 million from $31.3 million.
Balance Sheet and Cash Flow
As of March 31, 2019, the Company had a cash balance of $101.1 million and total outstanding borrowing under the term loan agreement and industrial revenue bonds of $268.2 million. During the first quarter 2019, the Company generated cash flows from operations of $10.6 million and deployed $5.6 million in capital investments, which excludes $1.8 million related to the Buchanan outage.
During the first quarter 2019, the Company repurchased 191,907 shares of its common stock under its expanded repurchase program for an aggregate purchase price of $5.0 million, representing 0.5% of its outstanding shares as of December 31, 2018. As of March 31, 2019, against the program, the Company has repurchased $174.0 million of common stock at an average price of $23.71 per share and had a remaining capacity of $126.0 million for future repurchases.
Buchanan Plant Update
As previously announced, in January 2019 the Company's Buchanan, New York plant experienced a significant equipment malfunction, resulting in an outage at the plant. The plant was off-line while repairs were made through March 15, 2019. While the Buchanan plant was down, the Company increased production at its plants in Silver Grove, Kentucky and Palatka, Florida to offset a portion of the lost production from the Buchanan plant.
The Company has standard insurance coverage that is intended to cover circumstances such as these, including business interruption insurance. Our insurance coverage is designed to cover the direct costs of rebuilding the damaged equipment, costs incurred to re-direct products from our other plants, and the lost contribution margin of the sales that otherwise would have been made if the plant was operating normally.
The company is working closely with our insurance advisors and carrier to calculate the lost sales as a result of the plant outage. The Company anticipates the lost operating income and EBITDA1 associated with the outage to be in the range of $4.0 to $5.0 million. This amount is still being finalized and was not recorded in the first quarter 2019. We believe the estimated lost sales from the Buchanan outage would have improved adjusted EBITDA1 margins by approximately 141 to 173 basis points in the first quarter 2019. When collected and recorded, we expect there will be a favorable $4.0 to $5.0 million operating income and EBITDA1 impact to a future quarter.

Details of Insurance Claims and Cash Payments Related to Buchanan Outage
	Claim Details			Cash Details
	Claim Amount	Insurance Deductible	Net recovery recorded in first quarter 2019	Cash received in first quarter 2019	Receivable Recorded as of March 31, 2019
	(in thousands)
Rebuild of property, plant and equipment damaged (a)	$1,839	$250	$1,589	$1,589	$—
Directs costs associated with business interruption (b)	2,932	—	2,932	2,661	271
Estimated lost operating income and EBITDA[1] associated with lost sales from business interruption (c)	4,500	—	—	—	—
	$9,271	$250	$4,521	$4,250	$271

(a)	The rebuild of property, plant and equipment damaged and related net recovery resulted in a net gain of $1.5 million.

(b)
Direct costs associated with the business interruption include various expenses such as additional freight to ship to customers at greater distances from other plants, additional freight costs to reroute incoming raw materials and other various costs that were incurred as a result of the Buchanan outage and are expected to be covered by our insurance policy. The amounts reported are for the first quarter 2019; additional expenses might be incurred in the second quarter, which the Company believes would be recoverable from the insurance policy. The net recovery of direct costs associated with business interruption were netted against actual costs incurred resulting in a net impact of zero to the income statement.

(c)
This represents the midpoint of the estimated $4.0 - $5.0 million of insurance proceeds for the lost operating income and EBITDA[1] the Company expects to receive related to the Buchanan outage. This amount is still being finalized and was not recorded in the first quarter 2019.

Details of Gain from insurance recoveries, net
For the Three Months Ended
March 31, 2019
(in thousands)
Cost to rebuild property, plant and equipment (capitalized)	$1,839
Insurance deductible	250
Net recoveries from insurance policy	1,589
Write-off of property, plant and equipment	76
Gain from insurance recoveries, net	$1,513

Reconciliation of Operating Income to Adjusted Operating Income[1]
For the Three Months Ended
March 31, 2019
(in thousands)
Operating Income (as reported in income statement)	$23,106
Remove: Gain from insurance recoveries, net (as reported in income statement) (a)	(1,513)
Adjusted operating income[1] to remove the effects of Buchanan outage (a)	$21,593

(a)	This calculation does not include the $4.0 - $5.0 million of insurance proceeds for the lost operating income and EBITDA[1] the Company expects to receive related to the Buchanan outage.
Forward-Looking Outlook for the Full Year 2019
•SG&A is expected to be in the range of $39 - $41 million, down from the previous range of $40 - $42 million.

•
Cost of goods sold inflation per unit compared to the prior year is expected to be in the range of 2% - 3%, down from the previously estimated range of 4.5% - 6.5%. We expect to partly offset this inflation by approximately $3 million of savings from high return capital projects.

•	Total capital expenditures are now in the range of $30 - $34 million to reflect the Buchanan outage.

◦	Maintenance capital spending is expected to be in the range of $14 - $16 million.

◦	High-return capital spending is expected to be in the range of $14 - $16 million.

◦	Approximately $1.8 million incurred as a result of the Buchanan outage.

•	Depreciation and amortization is expected to be in the range of $43 - $45 million.

•	Effective tax rate is expected to be in the range of 22% - 23%, up from the previous range of 21% - 22%.

Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, May 2, 2019 at 5:00 p.m. Eastern Time to review first quarter 2019 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (855) 327-6837 (domestic) or (631) 891-4304 (international). A replay of the conference call will be available through June 2, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 10006602.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.
Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(in thousands, except share data and per share amounts)
Net sales	$122,032	$116,802
Cost of goods sold	90,786	86,616
Gross profit	31,246	30,186
Selling and administrative	9,653	9,424
Gain from insurance recoveries, net	1,513	—
Operating income	23,106	20,762
Other expense, net	(36)	(140)
Interest expense, net	(2,492)	(2,720)
Income before losses from equity method investment and provision for income taxes	20,578	17,902
Losses from equity method investment	(45)	(364)
Income before provision for income taxes	20,533	17,538
Provision for income taxes	(4,607)	(3,892)
Net income	$15,926	$13,646

Net income per share:
Basic	$0.45	$0.36
Diluted	$0.45	$0.36
Weighted average shares outstanding:
Basic	35,248,280	37,432,782
Diluted	35,350,259	37,604,953

Continental Building Products, Inc.
Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$101,081	$102,633
Trade receivables, net	43,985	38,454
Inventories, net	37,513	32,225
Prepaid and other current assets	5,264	19,805
Total current assets	187,843	193,117
Property, plant and equipment, net	285,701	288,368
Customer relationships and other intangibles, net	60,971	62,680
Goodwill	119,945	119,945
Equity method investment	7,832	7,975
Operating lease - right of use assets	918	—
Debt issuance costs	252	296
Total Assets	$663,462	$672,381
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$34,706	$48,060
Accrued and other liabilities	5,595	12,815
Debt, current portion	1,720	1,669
Operating lease liabilities, current portion	625	—
Total current liabilities	42,646	62,544
Deferred taxes and other long-term liabilities	19,651	20,204
Debt, non-current portion	261,420	261,886
Operating lease liabilities, non-current portion	978	—
Total Liabilities	324,695	344,634
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,537,285 and 44,472,214 shares issued and 35,275,032 and 35,401,868 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	44	44
Additional paid-in capital	327,668	327,515
Less: Treasury stock	(214,055)	(209,050)
Accumulated other comprehensive loss	(3,445)	(3,391)
Accumulated earnings	228,555	212,629
Total Shareholders' Equity	338,767	327,747
Total Liabilities and Shareholders' Equity	$663,462	$672,381

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(in thousands)
Cash flows from operating activities:
Net income	$15,926	$13,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,520	10,581
Amortization of debt issuance costs and debt discount	309	334
Losses from equity method investment	45	364
Amortization of deferred gain on terminated swaps	(288)	—
Gain from insurance recoveries	(1,513)	—
Share-based compensation	570	600
Change in assets and liabilities:
Trade receivables	(5,553)	(7,562)
Inventories	(5,244)	(2,913)
Prepaid expenses and other current assets	14,562	1,144
Accounts payable	(12,107)	(1,353)
Accrued and other current liabilities	(6,537)	(1,042)
Other long-term liabilities	(54)	(56)
Net cash provided by operating activities	10,636	13,743
Cash flows from investing activities:
Payments for property, plant and equipment	(6,656)	(5,955)
Payments for intangible assets	(701)	(482)
Proceeds from insurance recoveries	1,589	—
Capital contributions to equity method investment	(58)	(251)
Distributions from equity method investment	156	78
Net cash used in investing activities	(5,670)	(6,610)
Cash flows from financing activities:
Proceeds from exercise of stock options	118	11
Tax withholdings on share-based compensation	(1,137)	(421)
Principal payments for debt	(679)	(679)
Payments to repurchase common stock	(5,005)	(14,550)
Net cash used in financing activities	(6,703)	(15,639)
Effect of foreign exchange rates on cash and cash equivalents	185	(167)
Net change in cash and cash equivalents	(1,552)	(8,673)
Cash, beginning of period	102,633	72,521
Cash, end of period	$101,081	$63,848

Reconciliation of Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted earnings per share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted earnings per share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted earnings per share in the same manner. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted earnings per share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA - Non-GAAP Measures
	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(unaudited, in thousands)
Net income	$15,926	$13,646
Adjustments:
Other expense, net	36	140
Interest expense, net	2,492	2,720
Losses from equity method investment	45	364
Provision for income taxes	4,607	3,892
Depreciation and amortization	10,520	10,581
EBITDA - Non-GAAP measure	$33,626	$31,343
Gain from insurance recoveries, net	(1,513)	—
Adjusted EBITDA—Non-GAAP Measure (a)	$32,113	$31,343
Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP measure	26.3%	26.8%

(a)	The calculation does not include the $4.0 - $5.0 million of insurance proceeds from the lost profits for the Buchanan outage that the Company expects to receive.

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$15,926	$13,646
Gain from insurance recoveries, net of tax (a)	(1,176)	—
Adjusted net income - Non-GAAP measure (b)	$14,750	$13,646

Earnings per share - GAAP measure	$0.45	$0.36
Gain from insurance recoveries, net of tax (a)	(0.03)	—
Adjusted earnings per share - Non-GAAP measure (b)	$0.42	$0.36

(a)	Gain from insurance recoveries is show net of tax benefit of $0.3 million for the three months ended March 31, 2019.

(b)
The calculation does not include the $4.0 - $5.0 million of insurance proceeds from the lost profits, or approximately $0.13 per share assuming recovery at the mid-point of the range, for the Buchanan closure that the Company expects to receive.

Other Financial and Operating Data
	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$7,357	$6,437
Wallboard sales volume (million square feet)	649	615
Mill net sales price (a)	$149.48	$151.60

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
Volumes (million square feet)	615	722	674	725	649
Mill net sales price (a)	$151.60	$153.88	$155.43	$154.20	$149.48

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.